Exhibit (g)(4)

SUB-ADVISORY AGREEMENT

Agreement, made this ______ day of _______ 2020, among BBR ALO Fund, LLC (the "Fund"), an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") BBR Partners, LLC, a registered investment adviser (the "Adviser"), and Vulcan Value Partners, LLC a registered investment adviser (the "Sub-Adviser").

1.	Scope of Engagement.

(a)            The Adviser represents that it has the authority to engage sub-advisers under the terms and conditions of the investment advisory agreement between the Adviser and the Fund (the "Advisory Agreement"). The Adviser hereby appoints the Sub-Adviser as a sub-adviser to perform discretionary investment management services for the Fund as provided for herein. The Sub-Adviser shall be responsible for the investment and reinvestment of that portion of the Fund's assets designated by the Adviser from time to time (the "Assets"). The Adviser hereby delegates to the Sub-Adviser all of its powers granted by the Fund in the Advisory Agreement with full authority to buy, sell, or otherwise effect investment transactions involving the Assets in the name of the Fund. Unless otherwise directed by the Adviser, the Sub-Adviser shall be authorized, without prior consultation with the Adviser or the Fund, to buy, sell, and trade in stocks, bonds, mutual funds, and other securities and/or contracts relating to the same, on margin (only if written authorization has been granted) or otherwise, and to give instructions in furtherance of such authority to UMB Bank, N.A., the Fund's custodian, or any successor custodian (the "Custodian"). The authority granted to the Sub-Adviser shall continue in force until this Agreement is terminated in accordance with Paragraph 9 hereof.

(b)           The Adviser shall provide the Fund's offering memorandum, as amended, supplemented and/or restated from time to time (the "Memorandum") prior to the Sub-Adviser's obligation to commence management of the Assets. The Adviser shall immediately notify the Sub-Adviser, in writing, if information previously provided in the Memorandum has changed relative to the Fund's investment objective, policies, strategies or restrictions. The Sub-Adviser shall manage the Assets in accordance with: (i) the Fund's investment objective, policies, strategies and restrictions as described in the Memorandum; (ii) applicable procedures or policies adopted or approved by the Adviser or the Fund's Board of Directors (the "Board") with respect to the Fund as from time to time in effect and furnished in writing to the Sub-Adviser; and (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a "regulated investment company." The Sub-Adviser shall not be required to verify any information and/or directions obtained from the Adviser and is expressly authorized to rely thereon.

(c)            The Adviser acknowledges and understands that the service to be provided by the Sub-Adviser under this Agreement is specifically limited to the management of the Assets and does not include financial planning or any other related or unrelated services as respects other clients of the Adviser. The Adviser shall furnish the Sub-Adviser with copies of the Memorandum and shareholder reports, and the Sub-Adviser will be provided the opportunity to review and approve any description of the Sub-Adviser and its investment process set forth therein.

2.	Compensation and Expenses.

(a)            The Sub-Adviser's fees for investment management services provided under this Agreement shall be in accordance with the fee schedule annexed hereto and made a part hereof as Schedule "A". No increase in the Sub-Adviser's fees shall be effective without prior written notification to, and acceptance by, the Adviser and shareholders of the Fund, as required by applicable law.

(b)           The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by the Sub-Adviser.

3.	Custodian.

The Assets shall be held by the Custodian. The Sub-Adviser is authorized to give instructions to the Custodian with respect to all investment decisions regarding the Assets, and the Custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser's obligations in respect of the Assets.

4.	Aggregation of Trades; Transactions with Affiliates.

(a)           The Sub-Adviser may manage other portfolios and expects that the Fund and other portfolios it manages will, from time to time, purchase or sell the same securities. The Sub-Adviser may aggregate orders for the purchase or sale of securities on behalf of the Fund with orders on behalf of other portfolios the Sub-Adviser manages. Securities purchased or proceeds of securities sold through aggregated orders are allocated to the account of each portfolio managed by the Sub-Adviser that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, purchased securities or proceeds will generally be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders.

(b)          The Sub-Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with the Sub-Adviser, the Adviser or any other sub-adviser to the Fund, if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Fund's Rule 17e-1 procedures, if applicable. In no instance may portfolio securities be purchased from or sold to the Sub-Adviser, the Adviser or any other sub-adviser to the Fund or any person affiliated with the Sub-Adviser, the Adviser any other sub-adviser to the Fund or the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the 1940 Act, and any exemptive order then currently in effect. To comply with the foregoing, each of the Adviser and the Sub-Adviser shall provide the other party with a list of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Sub-Adviser, as the case may be, and each of the Adviser and the Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons. In addition, the Adviser will specifically identify in writing (i) any publicly-traded companies in which the Fund may not invest, together with ticker symbols for all such companies, and (ii) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

5.	Risk Acknowledgment.

The Adviser acknowledges that the Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of the Sub-Adviser's overall management of the Fund.

6.	Directions to the Sub-Adviser; Independent Contractor.

(a)           The Adviser will be responsible for forwarding directions, notices and instructions to the Sub-Adviser, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

(b)           The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund, and nothing in this Agreement shall be construed as making the Adviser or the Fund a partner or co-venturer with the Sub-Adviser or any of its affiliates. The Sub-Adviser shall be responsible for managing any collateral and margin requirements associated with investments made for the Assets.

7.	Proxies.

(a)           The Sub-Adviser, or a third-party designee acting under the authority and supervision of the Sub-Adviser, shall be responsible for directing the manner in which proxies solicited by issuers of securities beneficially owned by the Fund, in relation to the Assets, shall be voted. The Adviser shall cause the Custodian to forward promptly to the Sub-Adviser all proxies and related shareholder communications upon receipt, so as to afford the Sub-Adviser a reasonable amount of time in which to determine how to vote such proxies. The Sub-Adviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act.

(b)           The Sub-Adviser shall be responsible for making all elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other corporate actions pertaining to the Assets, unless the Adviser or the Fund otherwise specifically directs in writing. The Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Assets. The Sub-Adviser shall have no obligation to initiate any legal proceeding (including, without limitation, class actions and bankruptcies) with respect to the securities constituting the Assets and shall not file proofs of claims relating to the Assets.

8.	Reports and Information.

(a)           The Sub-Adviser shall keep the Fund and the Adviser informed of developments relating to its duties as the Sub-Adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the management of the Assets. In this regard, the Sub-Adviser shall provide the Fund, the Adviser and their respective officers with such periodic reports concerning the obligations the Sub-Adviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. In addition, the Sub-Adviser shall provide the Fund, no less frequently than quarterly, with periodic investment reports in such form as may be mutually agreed upon by the Sub-Adviser and the Adviser.

(b)           The Sub-Adviser shall provide the Adviser with any information reasonably requested by the Adviser regarding its management of the Assets required for the Memorandum, reports to the Fund's shareholders or filings with the Securities and Exchange Commission (the "SEC"). Upon reasonable request, the Sub-Adviser will make available relevant officers and employees to meet with the Board and/or the Adviser to review the Assets.

9.	Term and Termination.

(a)           This Agreement will become effective on the date set forth above, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Board members who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act). Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the date hereof Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

(b)           This Agreement is terminable without penalty by the (i) Adviser on not more than 60 days' notice to the Sub-Adviser, (ii) Board or by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) on not more than 60 days' notice to the Sub-Adviser or (iii) Sub-Adviser on not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act or the Investment Advisers Act of 1940, as amended (the "Advisers Act")) and the Sub-Adviser shall be notified by the Fund and the Adviser, or the Sub-Adviser shall notify the Fund and the Adviser, as applicable, as soon as reasonably practicable and as permissible under applicable law or this Agreement before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Advisory Agreement terminates.

(c)           Termination of this Agreement and/or the services of the Sub-Adviser will not affect: (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund's obligation to pay fees to the Sub-Adviser in accordance with this Agreement.

10.	Non-Exclusive Management.

(a)            The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Assets. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

(b)            It is understood that: (i) the Sub-Adviser shall be prohibited from consulting with any other sub-adviser to the Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any sub-adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Sub-Adviser's responsibility regarding investment advice hereunder is limited to the Assets.

11.	Arbitration.

Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the parties to this Agreement agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Each party hereto understands that such arbitration shall be final and binding, and that by agreeing to arbitration, each party is waiving its respective rights to seek remedies in court, including the right to a jury trial.

12.	Disclosure Statement.

The Adviser shall be responsible for providing to the Fund initially and annually thereafter a copy (or at times, an annual letter offering to deliver a copy) of the written Disclosure Statement of the Sub-Adviser as currently set forth on Parts 2A & 2B of Form ADV (Uniform Application for Investment Adviser Registration), along with a copy of the Sub-Adviser's Privacy Policy. The Sub-Adviser warrants and represents to immediately forward to the Adviser all required amendments to its Disclosure Statement.

13.	Indemnification.

The Adviser agrees to defend, indemnify and hold harmless the Sub-Adviser, its officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the Adviser's violation of any of the terms of this Agreement, or from any action or omission of the Adviser involving the gross negligence, fraud, willful misfeasance or bad faith of the Adviser, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, in the event of any claims, losses, damages, liabilities, costs and/or expenses directly resulting from the Sub-Adviser's violation of any of the terms of this Agreement, or any action and/or omission of the Sub-Adviser which (i) are relative to the services performed or to have been performed by the Sub-Adviser pursuant to this Agreement and (ii) result from the Sub-Adviser's own gross negligence, fraud, willful misfeasance or bad faith, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement, the Sub-Adviser shall defend, indemnify and hold harmless the Adviser and the Fund, and their respective officers, directors, members, employees and/or agents. The Adviser and the Sub-Adviser's obligations under this paragraph shall survive the termination of this Agreement.

14.	Good Standing.

The Adviser and the Sub-Adviser hereby warrant and represent that they are each registered investment advisers in good standing, that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to registered investment advisers. In addition, the Adviser and Sub-Adviser warrant and represent that neither is (nor any of their respective associated persons are) subject to any statutory disqualifications set forth in Sections 203(e) and 203(f) of the Advisers Act, nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser and the Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances. In addition, the Sub-Adviser shall promptly notify the Adviser of the naming of the Sub-Adviser or its affiliates or principal(s) as a defendant in any criminal, civil, administrative, or enforcement action.

15.	Compliance with Applicable Law.

The Adviser and the Sub-Adviser each agree to comply with applicable laws, rules and regulations, including the Advisers Act and the 1940 Act. The Sub-Adviser promptly will notify the Fund's Chief Compliance Officer ("CCO"): (i) in the event the SEC or other governmental or regulatory authority has censured the Sub-Adviser, placed limitations upon the Sub-Adviser's activities, functions or operations, suspended or revoked the Sub-Adviser's registration as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (ii) upon becoming aware of any material fact relating to the Sub-Adviser that is not contained in the Memorandum, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of the Sub-Adviser's obligations and responsibilities contained in this Agreement, the Sub-Adviser will provide reasonable assistance to the Fund in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the 1940 Act. Such assistance shall include, but not be limited to: (i) providing the Fund's CCO upon request with copies of the Sub-Adviser's compliance policies and procedures; (ii) certifying periodically, upon the request of the Fund's CCO, that the Sub-Adviser is in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (iii) facilitating and cooperating with the Fund's CCO to evaluate the effectiveness of the Sub-Adviser's compliance controls; (iv) providing the Fund's CCO with direct access to the Sub-Adviser's compliance personnel; (v) providing the Fund's CCO with periodic reports; and (vi) promptly providing the Fund's CCO with special reports in the event of material compliance violations. Upon request, the Sub-Adviser will provide certifications to the Fund, in a form satisfactory to the Fund, to be relied upon by the Fund's officers certifying the Fund's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act.

The Adviser, on behalf of the Fund, has claimed or intends to claim an exclusion for the Fund from the definition of a Commodity Pool Operator pursuant to Commodity Futures Trading Commission Rule 4.5. The Sub-Adviser shall not manage the Assets in a manner that would cause the Fund not to qualify for such exclusion until otherwise approved by the Adviser in writing.

16.	Sub-Adviser Obligations.

The Sub-Adviser shall be obligated to comply with all of the following with respect to its services under this Agreement:

(a)            Its fiduciary duty to obtain "best execution" relative to all transactions for the Fund. Consistent with this obligation and in accordance with applicable securities laws, the Sub-Adviser in its discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Adviser with research, analysis, advice and similar services. The Sub-Adviser may pay to brokers and dealers, in return for such research and analysis, a higher commission than may be charged by other brokers and dealers, subject to the Sub-Adviser's good faith determination that such commission is reasonable in terms either of the particular transaction or of the Sub-Adviser's overall responsibility to the Fund and the Sub-Adviser's other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Board for any reason.

(b)           With respect to trading errors committed by the Sub-Adviser that impact the Fund, the Sub-Adviser will immediately inform the Adviser and within a reasonable period of time provide the Adviser with written documentation of the events that led to the trading error and the corrective measures taken by the Sub-Adviser.

(c)            Make all quarterly report filings on Form 13F as required pursuant to Section 13(f) of the Securities Exchange Act of 1934, as amended.

(d)           The Sub-Adviser agrees to monitor the Assets and to notify the Adviser on any day that the Sub-Adviser determines that a significant event has occurred with respect to one or more securities constituting the Assets that would materially affect the value of such securities (provided that the Sub-Adviser shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser or the Board, you agree to provide additional reasonable assistance to the Adviser, the Board and the Fund's pricing agents in valuing the Assets, including in connection with fair value pricing of the Assets.

17.	Restrictive Covenant.

The Sub-Adviser acknowledges the Adviser's proprietary interest in its client relationships. The Sub-Adviser, its officers, directors, members, employees and/or agents (collectively, for purposes of this Paragraph, the "Sub-Adviser") shall not, either directly or indirectly, for itself or for the benefit of any other investment or financial services firm or professional (i.e., registered investment adviser, broker-dealer, bank, trust company, insurance agency, etc.), during the term of this Agreement and for a period of twenty-four (24) months thereafter, solicit to render, nor render, investment management, financial planning, insurance, or any other investment advisory or related consulting or advisory services to/from any of the Adviser's clients which became known to the Sub-Adviser in connection with this Agreement, without the express prior written consent of the Adviser. The Sub-Adviser acknowledges and understands that its violation of this section will result in irreparable harm to the Adviser and that an award of money damages, alone, will not be adequate to remedy such harm. Consequently, in the event that the Sub-Adviser violates or threatens to violate this restriction, the Adviser, in addition to any other rights and remedies provided under law, shall be entitled to both: (a) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (b) money damages, insofar as they can be reasonably determined, including, without limitation, all reasonable attorneys' fees and costs incurred by the Adviser in enforcing this restriction. In the event that any officer, director, member, employee, representative or agent of the Sub-Adviser violates, or threatens to violate, any of the above representations, covenants and/or restrictions, the Sub-Adviser agrees to reasonably cooperate and assist the Adviser's prosecution of any such violations on behalf of the Adviser, and accepts all corresponding financial responsibility for monetary damages and/or costs caused by any such actual or threatened violation. Notwithstanding the foregoing, the restrictive covenant set forth in this Paragraph 17 shall not prohibit a former Adviser client from receiving investment advisory services from the Sub-Adviser at the behest of such former Adviser client's new investment adviser.

18.	Books and Records.

The Sub-Adviser will maintain all required books and records with respect to the securities transactions of the Assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the 1940 Act, and will furnish the Board and the Adviser with such periodic and special reports as the Board or the Adviser reasonably may request. The Sub-Adviser hereby agrees that all records which it maintains for the Fund or the Adviser are the property of the Fund or the Adviser, and agrees to preserve for the periods prescribed by applicable law any records which it maintains for the Fund or the Adviser and which are required to be maintained. The Sub-Adviser further agrees to surrender promptly to the Fund or the Adviser any records which it maintains for the Fund or the Adviser upon request by the Fund or the Adviser, provided that the Sub-Adviser shall have reasonable opportunity to create and maintain copies of applicable records.

19.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.	Privacy Notice/Confidentiality.

(a)            The Sub-Adviser shall regard as confidential all information furnished to it by the Adviser concerning the Assets, the Fund and the Adviser (collectively, "Confidential Information") and shall not disclose Confidential Information to any third party, other than (i) the Adviser, (ii) the Fund, (iii) service providers employed by the Sub-Adviser or the Fund, including in connection with the management, custody, brokerage and administration of the Assets, provided that the Sub-Adviser shall be liable for any breach of this Agreement by such service providers retained by the Sub-Adviser, (iv) as required by law or legal process or (v) in any proceeding between the Adviser and the Sub-Adviser.

(b)           The Adviser will treat as confidential all non-public information and advice furnished to it by the Sub-Adviser and will not disclose such non-public information to third parties except (i) the Sub-Adviser, (ii) the Fund, (iii) service providers employed by the Adviser or the Fund, (iv) as required by law or legal process or (v) in any proceeding between the Adviser and the Sub-Adviser.

(c)            The Adviser and the Sub-Adviser acknowledge prior receipt of the other's Privacy Notice and Policy. The Adviser and the Sub-Adviser agree to safeguard all information pertaining to the Fund and the Assets in accordance with the Sub-Adviser's Privacy Policy and consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers, including providing a privacy notice to the Fund and maintaining a corresponding privacy policy to be followed by individuals and/or affiliated entities that may have access to information pertaining to the Fund or the Assets. The Adviser shall provide a copy of the Sub-Adviser's Privacy Notice to the Fund.

(d)           The Sub-Adviser shall implement and maintain (and require any of its agents and affiliates that have access to Confidential Information to maintain) commercially reasonable and appropriate administrative, technical, physical and organizational safeguards designed to: (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Confidential Information; and (iii) protect against unauthorized or unlawful access to or use of the Confidential Information and against accidental loss or destruction of, or damage to, Confidential Information. The Sub-Adviser shall promptly notify the Adviser of any unauthorized access to any Confidential Information and of any other breaches of security. The Sub-Adviser shall reasonably cooperate with the Adviser to ensure that the Adviser is not negatively affected by any such occurrences or to mitigate the effects of same on the Adviser. The Sub-Adviser will review and test such safeguards on no less than an annual basis and shall promptly provide all information related to the Sub-Adviser's security policies and procedures reasonably requested by the Adviser from time to time.

(e)            The terms of this paragraph shall survive the termination of this Agreement.

21.	Notices.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid: (1) to the Adviser or the Fund c/o the Adviser at BBR Partners, LLC, Two Grand Central Tower, 140 East 45th Street, 26th Floor, New York, New York 10017, Attention: General Counsel; or (2) to the Sub-Adviser at Vulcan Value Partners, LLC, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223, Attention: General Counsel.

22.	Applicable Law.

To the extent not inconsistent with applicable law, including, but not limited to, the 1940 Act and the Advisers Act, this Agreement shall be governed by and construed in accordance with the laws of the State of New York. In addition, to the extent not inconsistent with applicable law, the venue (i.e. location) for the resolution of any dispute or controversy between the Sub-Adviser and the Adviser shall be the City of New York, State of New York.

23.	Authority.

Each of the parties hereto acknowledge that it has all requisite legal authority to execute this Agreement, and, with respect to the Fund and the Adviser, that there are no encumbrances on the Assets. Each of the parties hereto correspondingly agrees to immediately notify the other parties, in writing, in the event that these representations should change.

24.	Execution, Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. A facsimile signature (or signature delivered by other similar electronic means, e.g., PDF) of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Fund, the Adviser and the Sub-Adviser have each executed this Agreement on the day, month and year first above written.

BBR ALO Fund, LLC

BY:
Name:
Title:

BBR Partners, LLC

BY:
Name:
Title:

Vulcan Value Partners, LLC

BY:
Name:
Title:

[Signature Page to Vulcan Sub-Advisory Agreement]

Schedule A

[Information Omitted]